SCHEDULE 13D


            Under the Securities Exchange Act of 1934
                      (Amendment No. 2 )*

                  Midcoast Energy Resources, Inc.
               (Successor to Nugget Oil Corporation)
                        (Name of Issuer)


                          Common Stock
                  (Title of Class of Securities)


                            59563W104

                          (CUSIP Number)


Linda M.Robison, 1021 Main Street, Suite 1300, Houston, Texas 77002 (713)
754-5220
(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)


                                September 15, 1993

     (Date of Event Which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box .

Check the following box if a fee is being paid with the statement . (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                                 SCHEDULE 13D


CUSIP No.        59563W  10  4

Page  of  11 Pages


1
NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Kenneth B. Holmes, Jr.
     ###-##-####


2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                      (a)
                                                                       (b)



3
SEC USE ONLY




4
SOURCE OF FUNDS*

     00


5
CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)




6
CITIZENSHIP OR PLACE OF ORGANIZATION

     United States of America



                                  NUMBER OF

                                    SHARES

                                 BENEFICIALLY

                                   OWNED BY

                                     EACH

                                  REPORTING

                                    PERSON

                                     WITH
7
SOLE VOTING POWER

     63,483



8
SHARED VOTING POWER

     200,110



9
SOLE DISPOSITIVE POWER

     63,483



10
SHARED DISPOSITIVE POWER

     201,110


11
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING POWER

 263,593 (includes 200,110 shares for which beneficial ownership is disclaimed pursuant to Rule 13d-4)


12
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*




13
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     86%


14
TYPE OF REPORTING PERSON*

     IN


                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.



                           SCHEDULE 13D

                      Kenneth B. Holmes, Jr.

Item 1.  Security and Issuer.

    This statement relates to the common stock, $.01 par value per share (the "Common Stock") of Midcoast Energy Resources, Inc., a Nevada corporation (the "Issuer"). The principal executive offices of the Issuer are located at 1100 Louisiana, Suite 3030, Houston, Texas 77002.


Item 2.  Identity and Background.

   (a)  This statement is being filed by Kenneth B. Holmes, Jr.

   (b) The business address of Mr. Holmes is 710 Buffalo, Suite 800, Corpus Christi, Texas 78401.

   (c) Mr. Holmes' principal business activity has been carried on as vice president, director and fifty percent (50%) owner of TexLine Gas Company, a privately owned Texas business corporation involved in the natural gas pipeline industry ("TexLine"), the principal address of which is the same as that set forth in subparagraph (b) above. Mr. Holmes also serves as vice president, treasurer and a director of the Issuer and previously served as a director of Nugget Oil Corporation, a Minnesota corporation and a predecessor of the Issuer ("Nugget").

    (d) During the last five (5) years, Mr. Holmes has not been convicted in a criminal proceeding.

    (e) During the last five (5) years, Mr. Holmes has not been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction, which resulted in his being subject to a judgment, decree or final order enjoining future violation of or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

     (f)  Mr. Holmes is a citizen of the United States of America.

     Because of the execution of a Shareholder Agreement, dated November 16, 1992 (the "Shareholder Agreement"), by and among the Issuer, Mr. Holmes, Stevens
G. Herbst and Midcoast Natural Gas Inc. ("Natural"), Mr. Holmes, Mr. Herbst and Natural may be deemed to be members of a "group" within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended. (The material terms of the Shareholder Agreement are set forth in Item 6 hereof.) Therefore, the requisite information with respect to Mr. Herbst and Natural is also included in this filing by Mr. Holmes.

     Mr. Herbst's business address is also 710 Buffalo, Suite 800, Corpus Christi, Texas 78401 and Mr. Herbst's principal business activity has been carried on as President, Director and 50% owner of TexLine. Mr. Herbst also serves as Executive Vice President and a Director of the Issuer and previously served as a Director of Nugget.

     Natural is engaged primarily in the ownership of natural gas transmission and distribution facilities. The principal business and office address of Natural is 1100 Louisiana, Suite 3030, Houston, Texas 77002. All of the outstanding capital stock of Natural is owned by Dan C. Tutcher and Kimberly Tutcher, as Husband and Wife. Dan C. Tutcher and Kimberly Tutcher are the sole directors of Natural. Dan C. Tutcher is the President and Kimberly Tutcher is the Vice President of Natural. The principal occupation of Dan C. tutcher is serving as President of the Issuer and a director. Mr. Tutcher also previously served as a director of Nugget. Kimberly Tutcher is employed as a flight attendant with Southwest Airlines, Inc., Dallas, Texas.

     To the knowledge of Mr. Holmes, neither Mr. Herbst, Natural, Dan C. Tutcher nor Kimberly Tutcher has been, during the last five (5) years (a) convicted in a criminal proceeding or (b) a party to a civil proceeding of a judicial or administrative body of competent jurisdiction, which resulted in any of such persons being subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

     Each of Stevens G. Herbst, Dan C. Tutcher and Kimberly Tutcher is a citizen of the United States.


Item 3.  Source and Amount of Funds or Other Consideration.

     On September 15, 1992, pursuant to the Plan of Reorganization of Nugget, as approved by the United States Bankruptcy Court for the Southern District of Texas, Corpus Christi Division (the "Bankruptcy Court"), Nugget was merged with and into the Issuer (the "Nugget Merger"). The Common Stock has been deemed registered with the Securities and Exchange Commission (the "SEC") under Section 12g of the Securities Act of 1934, as amended, in accordance with Rule 12g-3(a) as a result of the Nugget Merger and the Issuer's filing of its Current Report on Form 8-K with the SEC on September 24, 1992.

     Pursuant to such Plan of Reorganization (the "Plan") and the other transactions ordered by the Bankruptcy Court in connection therewith, at September 15, 1993, there were 306,255 shares of Common Stock and 200,000 shares of the Issuer's 5% Cumulative Preferred stock, $1.00 par value per share (the "Midcoast Preferred Stock") outstanding. 137,020 shares of Common Stock are owned by Natural; and 63,090 shares are owned by Mr. Herbst and 63,483 shares are owned by Mr. Holmes. Additionally, Natural owns 100,000 shares of Midcoast Preferred Stock and Messrs. Herbst and Holmes, each own 50,000 shares of Midcoast Preferred Stock. (See Item 6 below).

   The Plan, among other things, authorized the consummation of a Reverse
Stock Split (herein so called) of Nugget's common stock, $.10 par value per share (the "Nugget Common Stock"), and provided that (A) each holder of Nugget Common Stock whose aggregate shares of Nugget Common Stock held in one name or account are fewer than 750 received cash for the fractional share interest resulting from such reclassification in an amount equal to the product of $.001 times the number of shares of Nugget Common Stock representing such fractional share interest, rounded upward, if necessary, to the nearest $.01, and (B) each holder of Nugget Common Stock whose aggregate shares of Nugget Common Stock held in one name or account were 750 or more received such number of whole shares resulting from such reclassification as were equal to the whole number of shares obtained by dividing 750 into the number of shares held by such holder and cash for any fractional share interest resulting from such reclassification computed in the manner set forth above (e.g., a holder of 400 shares of Nugget Common Stock received cash in the amount of $.40 and a holder of 2,000 shares received two replacement shares of Nugget Common
Stock and cash in the amount of $.50). The Reverse Stock Split was effected prior to the Nugget Merger and in such Nugget Merger, each issued and outstanding share of Nugget Common Stock (after the Reverse Stock
Split) was converted into one share of Common Stock.

   The Plan further authorized the consummation of the merger of Midcoast Transmission Company, a Texas corporation ("Trans-mission"), with and into the Issuer (the "Transmission Merger"), following the consummation of the Nugget Merger. Under the terms of the Transmission Merger, the Issuer issued 100,000 shares of Midcoast Preferred Stock to the existing shareholders of Transmission, Messrs. Herbst and Holmes, in exchange for all the issued and outstanding shares of common stock, without par value, of Transmission. The principal asset of Transmission was its joint venture interest in Midcoast Venture I, a Texas joint venture (the "Venture"). Concurrently with the Transmission Merger, the Issuer acquired from Natural, all of its joint venture interests in the Venture, in exchange for the issuance of 100,000 shares of Midcoast Preferred Stock and the assumption of Natural's joint venture obligations with respect to the Venture.

   As a result of the Transmission Merger and the acquisition by the Issuer of Natural's Interest in the Venture, the Issuer owns and operates directly all of the Venture's assets, consisting of certain natural gas transmission and distribution facilities, and supplies natural gas to customers through such facilities, and supplies natural gas to customers through such facilities under existing sales contracts.

   With respect to the treatment of other claims against, and interests in, Nugget, pursuant to the Plan of Reorganization, each holder of a secured claim retained the lien securing such claim unaltered. Claimants holding allowed general unsecured claims received in satisfaction of such amounts cash equal to ninety percent of the claims, except for general unsecured claims of the Venture which were eliminated upon the acquisition by the Issuer of the assets of the Venture as described above.

   Claimants holding allowed claims of $57,293.12 under the First Series Convertible Notes (as defined in the Plan) received in satisfaction of such claims Nugget Common Stock (Post Reverse Stock Split) at the rate of 8.56375 shares for each $1.00 of one-third of the portion of the allowed amounts of such claims attributable to the principal amount outstanding on the petition date under the First Series Convertible Notes and a Settlement Note (as defined in the Plan) from the Issuer in an original principal amount equal to the remainder of such allowed amount of such claims.

   Claimants holding allowed claims of $49,663.10 under the Second Series Convertible Notes (as defined in the Plan) received in satisfaction of such claims, Settlement Notes from the Issuer in original principal amounts equal to the allowed amounts of such claims.

   Claimants holding allowed claims of $16,106.85 under the Third Series Convertible Notes (as defined in the Plan) received in satisfaction of such claims Nugget Common Stock (Post Reverse Stock Split) at the rate of 8.56375 shares for each $1.00 of the portion of the allowed amounts of such claims attributable to the principal outstanding on the Third Series convertible Notes on the petition date, with the portion of such claims attributable to accrued interest on the petition date being treated and paid as general unsecured claims.

   All Nugget Common Stock issued to claimants pursuant to the First Series Convertible Notes and Third Series Convertible Notes were exchanged for Common Stock in the Nugget Merger, and upon consummation of all of the transactions discussed above in accordance with the Plan, there are approximately 306,255 shares of Common Stock outstanding and 200,000 shares of Midcoast Preferred Stock outstanding.


Item 4.  Purpose of Transaction.

   Mr. Holmes acquired the securities of the Issuer pursuant to the Plan described in Item 3 hereof. Except as set forth in the Shareholder Agreement described in Item 6 hereof, Mr. Holmes has no present plan or proposal and is not aware of any present plan or proposal on the part of Mr. Herbst or Natural, which relates to or would result in any of the actions set forth in parts (a) through (j) of Item 4 of Schedule 13D, except that the Plan contemplates that the board of directors of the Issuer may be increased to add additional directors (in accordance with the Issuer's corporate documents), who will be selected by he present board (Messrs. Herbst, Holmes and Tutcher), each of such additional directors, if any, to serve until the next annual meeting of shareholders of the Issuer. As of the date hereof, no additional director has been selected. Any of Mr. Holmes, Mr. Herbst or Natural may from time to time and at any time reconsider any or all of the activities which may result in any of the actions set forth in such Item 4.


Item 5.  Interest in Securities of the Issuer.

    (a)  Mr. Holmes is the owner of 63,483 shares of Common stock
(approximately 20.7% of the outstanding shares of Common Stock) as of the date hereof (which percentage was subject to adjustment until September 15, 1993 under the terms of the Plan). Mr. Holmes also owns 50,000 shares of the Issuer's 5%umulative Preferred Stock.

    (b) Mr. Holmes has the sole power to vote all 63,483 shares of the Common Stock, subject to the restrictions imposed under the Shareholder Agreement described in Item 6 hereof. No other person has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such shares of Common Stock.

    (c) Effective as of May 11, 1993, each of Mr. Herbst and Mr. Holmes transferred 7,500 shares of Common Stock pursuant to separate transaction, each of which was exempt from the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended, pursuant to Rule 16b-5 promulgated thereunder. No consideration was received by either Mr. Herbst or Mr. Holmes as a result of their transfer and a voluntary Form 4 has been filed with respect thereto. Except as described herein, Mr. Holmes has not engaged in any transaction in the Common Stock of the Issuer during the past 60 days.

    The interests of Mr. Herbst and Natural in the securities of the Issuer are set forth in Item 3 above. To the knowledge of Mr. Holmes, each of Mr. Herbst and Natural has the sole power to vote the respective securities of the Issuer owned by them, subject to the restrictions imposed under the Shareholder Agreement, and except as set forth in this filing, Mr. Holmes knows of no transaction engaged in by either Mr. Herbst or Natural with respect to the securities of the Issuer during the past 60 days.


Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to the Securities of the Issuer.

    On November 16, 1992, the Issuer, Natural, Mr. Herbst and Mr. Holmes, together with all spouses of the designated individual shareholders entered into a Shareholder Agreement (the "Shareholder Agreement") which places significant restrictions on the holder's ability to transfer and vote the shares of the Issuer's capital stock. The Shareholder Agreement provides that none of such parties may transfer their respective shares without the prior written consent of each shareholder, except for certain permitted transfers, including, the pledge of all shares held by the shareholders to an institutional lender, the simultaneous sale by each shareholder to the same third-party transferee, and transfers to certain designated family members or trusts for the benefit of designated family members. (The required consent was obtained for the transfers described in Section 5(c) hereof.) Additionally, the Shareholder Agreement provides that upon the death or mental incompetency of a shareholder or spouse of a shareholder, as applicable, the Issuer shall have the right to acquire the shares of capital stock held by such shareholder (including the stock of the spouse of such shareholder) at its then fair market value as determined by mutual agreement or by a qualified appraiser.

   The Shareholder Agreement further provides that each shareholder and the spouse of each individual shareholder shall vote all shares owned by them as a single unit, with like vote, in the manner specified by any two of Natural, Mr. Herbst or Mr. Holmes and that each shall vote for the election of Mr. Tutcher, Mr. Herbst and Mr. Holmes, and any other person mutually agreeable to each of such individuals, as directors of the Issuer.

    Each of Dan C. Tutcher and Kimberly Tutcher, individually, executed the Shareholder Agreement to evidence their mutual agreement that in the event of the death or incapacity, as applicable, of either of them, the Issuer shall have the right to purchase the shares of capital stock owned by Natural to the same extent as if they (rather than Natural) owned the Issuer's stock individually.


   Except as described herein or in the Plan (attached hereto as Exhibit A) or in the Shareholder Agreement (attached hereto as Exhibit B), there are no other contracts, arrangements, under-standings or relationships (legal or otherwise) between Mr. Holmes and any other person with respect to any securities of the Issuer, or to the knowledge of Mr. Holmes, between Mr. Herbst or Natural and any other person with respect to the securities of the Issuer.


Item 7.  Material to be Filed as Exhibits.

   Exhibit A.     Plan of Reorganization Under Chapter 11 of the United States
                  Bankruptcy Code for Nugget Oil Corporation.*

   Exhibit B.     Shareholder Agreement, dated as of November 16, 1992, by and among Midcoast Energy Resources, Inc., Midcoast Natural Gas
                  Inc., Stevens G. Herbst and Kenneth B. Holmes, Jr.*


*        Previously filed



                            SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

         DATED:    October 30, 1993.



                                          /s/    KENNETH B. HOLMES, JR.
                                          Kenneth B. Holmes, Jr.